Exhibit 10.1

DESCRIPTION OF ROYALTY AGREEMENT BETWEEN

IMMUDYNE, INC. AND MARK MCLAUGHLIN

Effective October 26, 1996, the District Court of the 37th Judicial District, Bexar County, Texas, issued a judgment settling a suit between Mark McLaughlin and Immudyne, Inc. over disputed patent and licensing agreements, covering our yeast beta glucan products, styled Mark McLaughlin and Tom McCarvill vs. Immudyne, Inc., Byron A. Donzis, James D. Wood and Carmel Research, Inc. As part of the settlement and beginning on February 10, 1997, Immudyne is to pay Mr. McLaughlin a royalty up to $227,175.00 based on 8% of Immudyne’s monthly sales of certain skin care products incorporating certain licenses between Carmel Research and Immudyne. Mr. McLaughlin is entitled to 60% of the royalties, with his counsel in the litigation, Akin, Gump, Strauss, Hauer & Feld L.L.P., holding the interest in the remaining 40% of the royalties. Mr. McLaughlin retains the right to have an audit conducted on a quarterly basis to determine the accuracy of the royalty payments made pursuant to the royalty agreement.